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                                                                EXHIBIT 23.10


                    CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Isolyser Company, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated August 28, 1995, with respect to the statements of operations and accumulated deficit and cash flows of CliniTech (a former division of Sterile concepts, Inc.) for the year ended September 30, 1992 and for the period from October 1, 1992 to February 8, 1993, included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 1995.


                                                    /s/ KPMG PEAT MARWICK LLP

                                                    KPMG PEAT MARWICK LLP


Richmond, Virginia
May 21, 1996